EXHIBIT 99.1

Republic Services, Inc. Reports
Fourth Quarter and Full-Year Results;
Provides 2021 Full-Year Guidance

●	Achieved Fourth Quarter Earnings of $0.74 Per Share and Adjusted Earnings of $1.00 Per Share, a 14 Percent Increase Over the Prior Year
●	Generated Approximately $2.5 Billion of Cash Flow from Operations and Over $1.2 Billion of Adjusted Free Cash Flow in 2020
●	Outperformed 2020 Adjusted Free Cash Flow and EPS Guidance
●	Expanded Adjusted EBITDA Margin by 130 Basis Points Over 2019 Full Year Results
●	Invested Over $600 Million in Acquisitions and Returned $621 Million of Cash to Shareholders in 2020

PHOENIX (February 22, 2021) – Republic Services, Inc. (NYSE: RSG) today reported net income of $235.5 million, or $0.74 per diluted share, for the three months ended December 31, 2020, versus $289.3 million, or $0.90 per diluted share, for the comparable 2019 period. Excluding certain benefits and expenses, on an adjusted basis, net income for the three months ended December 31, 2020 was $320.4 million, or $1.00 per diluted share, versus $282.7 million, or $0.88 per diluted share, for the comparable 2019 period.

For the year ended December 31, 2020, net income was $967.2 million, or $3.02 per diluted share, versus $1,073.3 million, or $3.33 per diluted share, for 2019. On an adjusted basis, net income for the year ended December 31, 2020 was $1,137.8 million, or $3.56 per diluted share, versus $1,062.9 million, or $3.30 per diluted share, for 2019.

“Last year proved the resiliency of our business model and power of our portfolio. In the face of adversity, the Republic Services team remained focused on our priorities—putting our people first, keeping our facilities running smoothly and taking care of our customers,” said Donald W. Slager, chief executive officer. “Republic again proved its strength, resolve, and ability to persevere through a challenging environment. As a result, we outperformed our adjusted earnings and free cash flow targets and created sustainable value for our shareholders.”

Fourth Quarter and Full-Year Highlights:

*Fourth quarter EPS was $0.74 per share, and adjusted EPS, a non-GAAP measure, was $1.00 per share, an increase of 14 percent over the prior year.

*Full-year EPS was $3.02 per share, and adjusted EPS was $3.56 per share, an increase of 8 percent over the prior year. Adjusted EPS exceeded the Company's full-year guidance.

*Full-year cash provided by operating activities was $2.47 billion and adjusted free cash flow, a non-GAAP measure, was $1.24 billion. Adjusted free cash flow exceeded the Company's full-year guidance.

*Republic invested $613 million in acquisitions, or $580 million net of divestitures.

*Full-year cash returned to shareholders through dividends and share repurchases was $621 million and total shareholder return was 10 percent.

*Full-year core price increased revenue by 4.8 percent. Core price consisted of 5.6 percent in the open market and 3.4 percent in the restricted portion of the business.

*Full-year revenue growth from average yield was 2.6 percent.

*Full-year adjusted EBITDA, a non-GAAP measure, was $2.99 billion and adjusted EBITDA margin was 29.4 percent, an increase of 130 basis points over the prior year.

*The Company's average recycled commodity price per ton sold during the fourth quarter was $110. This represents an increase of $44 per ton versus the prior year.

*Republic continued to convert CPI-based contracts to more favorable pricing mechanisms for the annual price adjustment. The Company now has approximately $874 million in annual revenue, or 35 percent of its legacy $2.5 billion CPI-based book of business, tied to the water-sewer-trash index or a fixed-rate increase of 3 percent or greater.

2021 Financial Guidance

Republic's financial guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2021. Please refer to the Information Regarding Forward-Looking Statements section of this document.

Full-year 2021 financial guidance is as follows:

•Adjusted Diluted Earnings per Share: The Company expects adjusted diluted earnings per share to be in the range of $3.65 to $3.73. Detail relating to the computation of adjusted diluted earnings per share is contained in the Reconciliation of 2021 Financial Guidance section of this document.

•Adjusted Free Cash Flow: Republic expects adjusted free cash flow to be in the range of $1,300 million to $1,375 million. Detail relating to the computation of adjusted free cash flow is contained in the Reconciliation of 2021 Financial Guidance section of this document.

•Revenue: Republic expects an increase in average yield of approximately 2.5% and volume growth to be in the range of 1.5% to 2.0%.

•Adjusted EBITDA Margin: Republic expects adjusted EBITDA margin of approximately 29.5%.

•Acquisitions & Investments: Republic expects to invest approximately $600 million in acquisitions and $125 million in solar energy investments that qualify for tax credits.

“We expect to achieve the highest levels of adjusted earnings and free cash flow in the Company’s history in 2021,” added Mr. Slager. “We feel confident about our ability to deliver these strong results because of the firm foundation in place, the broad capabilities that have been developed and the positive momentum in the business heading into the new year.”

Company Declares Quarterly Dividend

Republic previously announced that its Board of Directors declared a regular quarterly dividend of $0.425 per share for stockholders of record on April 1, 2021. The dividend will be paid on April 15, 2021.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, adjusted EBITDA margin and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document. The adjusted diluted earnings per share and adjusted free cash flow related to the 2021 financial guidance are described in the Reconciliation of 2021 Financial Guidance section of this press release.

About Republic Services

Republic Services, Inc. is a leader in the U.S. environmental services industry. Through its subsidiaries, the Company provides superior customer experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter and @republic_services on Instagram.

For more information, contact:
Media Inquiries                Investor Inquiries
Donna Egan (480) 757-9770            Stacey Mathews (480) 718-6548
media@RepublicServices.com         investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38.2	$47.1
Accounts receivable, less allowance for doubtful accounts and other of $34.7 and $34.0, respectively	1,091.3	1,125.9
Prepaid expenses and other current assets	392.3	433.0
Total current assets	1,521.8	1,606.0
Restricted cash and marketable securities	149.1	179.4
Property and equipment, net	8,726.2	8,383.5
Goodwill	12,046.4	11,633.4
Other intangible assets, net	173.1	133.9
Other assets	817.4	747.6
Total assets	$23,434.0	$22,683.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$779.0	$777.9
Notes payable and current maturities of long-term debt	168.1	929.9
Deferred revenue	345.6	336.0
Accrued landfill and environmental costs, current portion	114.5	132.6
Accrued interest	54.6	74.0
Other accrued liabilities	820.2	814.2
Total current liabilities	2,282.0	3,064.6
Long-term debt, net of current maturities	8,766.1	7,758.6
Accrued landfill and environmental costs, net of current portion	1,694.7	1,703.2
Deferred income taxes and other long-term tax liabilities, net	1,238.8	1,180.6
Insurance reserves, net of current portion	281.8	276.5
Other long-term liabilities	681.8	579.4
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 318.8 and 353.3 issued including shares held in treasury, respectively	3.2	3.5
Additional paid-in capital	2,741.4	4,994.8
Retained earnings	5,751.8	5,317.3
Treasury stock, at cost; — and 34.5 shares, respectively	(0.1)	(2,199.6)
Accumulated other comprehensive (loss) income, net of tax	(12.4)	2.2
Total Republic Services, Inc. stockholders' equity	8,483.9	8,118.2
Non-controlling interests in consolidated subsidiary	4.9	2.7
Total stockholders' equity	8,488.8	8,120.9
Total liabilities and stockholders' equity	$23,434.0	$22,683.8

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenue	$2,573.3	$2,576.7	$10,153.6	$10,299.4
Expenses:
Cost of operations	1,547.2	1,544.0	6,100.5	6,298.4
Depreciation, amortization and depletion	267.5	257.4	1,075.9	1,040.5
Accretion	20.5	20.4	82.9	81.9
Selling, general and administrative	257.7	285.7	1,053.0	1,091.9
Withdrawal costs - multiemployer pension funds	(1.4)	—	34.5	—
Loss (gain) on business divestitures and impairments, net	44.9	8.8	77.7	(14.7)
Restructuring charges	4.2	1.2	20.0	14.2
Operating income	432.7	459.2	1,709.1	1,787.2
Interest expense	(78.1)	(95.1)	(355.6)	(392.0)
Loss from unconsolidated equity method investments	(87.4)	(85.0)	(118.2)	(112.2)
Loss on extinguishment of debt	(67.4)	—	(101.9)	—
Interest income	1.1	1.0	5.2	6.4
Other income, net	0.4	4.9	4.1	6.4
Income before income taxes	201.3	285.0	1,142.7	1,295.8
Provision (benefit) for income taxes	(35.0)	(5.0)	173.1	222.0
Net income	236.3	290.0	969.6	1,073.8
Net income attributable to non-controlling interests in consolidated subsidiary	(0.8)	(0.7)	(2.4)	(0.5)
Net income attributable to Republic Services, Inc.	$235.5	$289.3	$967.2	$1,073.3
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.74	$0.91	$3.03	$3.34
Weighted average common shares outstanding	319.3	319.6	319.3	321.1
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.74	$0.90	$3.02	$3.33
Weighted average common and common equivalent shares outstanding	319.9	320.5	319.8	322.0
Cash dividends per common share	$0.425	$0.405	$1.660	$1.560

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Years Ended December 31,
	2020	2019
Cash provided by operating activities:
Net income	$969.6	$1,073.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	1,158.8	1,122.4
Non-cash interest expense	61.7	48.8
Stock-based compensation	37.3	39.5
Deferred tax provision	60.8	166.1
Provision for doubtful accounts, net of adjustments	27.8	34.0
Loss on extinguishment of debt	101.9	—
Loss (gain) on disposition of assets and asset impairments, net	75.5	(13.8)
Environmental adjustments	5.1	(11.9)
Loss from unconsolidated equity method investments	118.2	112.2
Other non-cash items	(3.8)	(5.6)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	13.8	(38.3)
Prepaid expenses and other assets	6.5	(109.7)
Accounts payable	(46.7)	6.4
Capping, closure and post-closure expenditures	(58.6)	(78.2)
Remediation expenditures	(63.5)	(49.1)
Other liabilities	18.6	55.5
Payments for retirement of certain hedging relationships	(11.4)	—
Cash provided by operating activities	2,471.6	2,352.1
Cash used in investing activities:
Purchases of property and equipment	(1,194.6)	(1,207.1)
Proceeds from sales of property and equipment	30.1	21.7
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(769.5)	(575.1)
Cash received from business divestitures	32.9	42.8
Purchases of restricted marketable securities	(32.9)	(14.7)
Sales of restricted marketable securities	11.2	13.5
Other	—	(0.1)
Cash used in investing activities	(1,922.8)	(1,719.0)
Cash used in financing activities:
Proceeds from notes payable and long-term debt, net of fees	2,625.5	4,746.5
Proceeds from issuance of senior notes, net of discount and fees	2,716.1	891.1
Payments of notes payable and long-term debt	(5,221.4)	(5,327.9)
Premiums paid on extinguishment of debt	(99.1)	—
Issuances of common stock	3.9	9.3
Purchases of common stock for treasury	(98.8)	(399.4)
Cash dividends paid	(522.5)	(491.2)
Distributions paid to non-controlling interests in consolidated subsidiary	(0.2)	(0.2)
Contingent consideration payments	(15.5)	(17.2)
Cash used in financing activities	(612.0)	(589.0)
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(63.2)	44.1
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	177.4	133.3
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$114.2	$177.4

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2020 (when filed). All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months and years ended December 31, 2020 and 2019:

	Three Months Ended December 31,				Years Ended December 31,
	2020		2019		2020		2019
Collection:
Residential	$585.7	22.8%	$570.1	22.1%	$2,309.0	22.7%	$2,271.9	22.1%
Small-container	785.0	30.5	800.9	31.1	3,106.8	30.6	3,170.0	30.8
Large-container	542.2	21.1	561.5	21.8	2,148.9	21.2	2,249.6	21.8
Other	13.5	0.5	11.9	0.5	51.5	0.5	46.1	0.4
Total collection	1,926.4	74.9	1,944.4	75.5	7,616.2	75.0	7,737.6	75.1
Transfer	344.7		331.1		1,349.4		1,318.7
Less: intercompany	(189.0)		(189.5)		(745.9)		(748.1)
Transfer, net	155.7	6.1	141.6	5.5	603.5	5.9	570.6	5.5
Landfill	578.5		577.2		2,298.1		2,324.2
Less: intercompany	(254.6)		(251.2)		(1,018.5)		(1,024.1)
Landfill, net	323.9	12.6	326.0	12.6	1,279.6	12.6	1,300.1	12.6
Environmental solutions	26.7	1.0	48.2	1.9	127.7	1.3	191.7	1.9
Other:
Recycling processing and commodity sales	80.8	3.1	60.0	2.3	297.1	2.9	273.3	2.7
Other non-core	59.8	2.3	56.5	2.2	229.5	2.3	226.1	2.2
Total other	140.6	5.4	116.5	4.5	526.6	5.2	499.4	4.9
Total revenue	$2,573.3	100.0%	$2,576.7	100.0%	$10,153.6	100.0%	$10,299.4	100.0%
The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months and years ended December 31, 2020 and 2019:

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Average yield	2.5%	2.6%	2.6%	2.8%
Fuel recovery fees	(0.8)	(0.4)	(0.7)	—
Total price	1.7	2.2	1.9	2.8
Volume	(1.8)	(0.2)	(3.1)	(0.4)
Recycling processing and commodity sales	0.8	(0.7)	0.3	(0.3)
Environmental solutions	(0.9)	(0.5)	(0.9)	(0.3)
Total internal growth	(0.2)	0.8	(1.8)	1.8
Acquisitions / divestitures, net	0.1	1.0	0.4	0.8
Total	(0.1)%	1.8%	(1.4)%	2.6%

Core price	4.6%	4.8%	4.8%	4.7%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.6% and 2.8% for the three months and year ended December 31, 2020, respectively, and 2.8% and 2.9% for the same periods in 2019. Core price as a percentage of related-business revenue was 4.8% and 5.0% for the three months and year ended December 31, 2020, respectively, and 5.0% for the same periods in 2019.
The following table reflects changes in average yield and volume, as a percentage of total revenue by line of business, for the three months and years ended December 31, 2020 and 2019:

	Three Months Ended December 31,				Years Ended December 31,
	2020		2019		2020		2019
	Yield	Volume	Yield	Volume	Yield	Volume	Yield	Volume
Collection:
Residential	3.3%	(0.7)%	2.5%	(2.2)%	2.8%	(1.3)%	2.6%	(1.9)%
Small-container	3.2%	(3.5)%	4.1%	(0.1)%	3.7%	(4.3)%	3.9%	(0.6)%
Large-container	1.3%	(3.4)%	1.9%	0.8%	2.0%	(5.5)%	2.8%	0.2%
Landfill:
Municipal solid waste	3.2%	1.7%	3.4%	0.4%	2.9%	0.2%	3.3%	3.2%
Construction and demolition waste	6.4%	1.0%	2.7%	15.5%	5.8%	3.7%	2.3%	10.4%
Special waste	—%	(9.8)%	—%	(0.2)%	—%	(10.7)%	—%	(3.9)%

COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months and years ended December 31, 2020 and 2019:

	Three Months Ended December 31,				Years Ended December 31,
	2020		2019		2020		2019
Labor and related benefits	$536.3	20.8%	$554.7	21.5%	$2,153.4	21.2%	$2,202.4	21.4%
Transfer and disposal costs	202.2	7.9	206.9	8.0	796.9	7.9	841.7	8.2
Maintenance and repairs	243.6	9.5	248.5	9.7	969.6	9.6	1,006.2	9.8
Transportation and subcontract costs	173.0	6.7	170.2	6.6	674.1	6.6	674.9	6.5
Fuel	67.3	2.6	64.8	2.5	271.7	2.7	347.9	3.4
Disposal fees and taxes	79.5	3.1	82.8	3.2	313.5	3.1	325.7	3.2
Landfill operating costs	68.1	2.6	60.2	2.3	258.2	2.5	244.7	2.4
Risk management	51.7	2.0	60.2	2.3	213.9	2.1	230.7	2.2
Other	125.5	4.9	112.1	4.4	460.0	4.5	440.6	4.2
Subtotal	1,547.2	60.1	1,560.4	60.5	6,111.3	60.2	6,314.8	61.3
Fire-damage related costs (1)	—	—	7.6	0.3	—	—	7.6	0.1
Bridgeton insurance recovery	—	—	(24.0)	(0.9)	(10.8)	(0.1)	(24.0)	(0.2)
Total cost of operations	$1,547.2	60.1%	$1,544.0	59.9%	$6,100.5	60.1%	$6,298.4	61.2%
(1) During the three months and year ended December 31, 2019, we incurred an additional $0.1 million of fire-damage related costs, which are reflected in other selling, general, and administrative expense.
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies and of ours for prior periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table provides the components of our selling, general and administrative expenses for the three months and years ended December 31, 2020 and 2019:

	Three Months Ended December 31,				Years Ended December 31,
	2020		2019		2020		2019
Salaries	$184.7	7.2%	$199.3	7.8%	$740.5	7.3%	$751.9	7.3%
Provision for doubtful accounts	5.8	0.2	10.6	0.4	27.8	0.3	34.0	0.3
Other	67.2	2.6	75.8	2.9	284.7	2.8	306.0	3.0
Total selling, general and administrative expenses	$257.7	10.0%	$285.7	11.1%	$1,053.0	10.4%	$1,091.9	10.6%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies and of ours for prior periods.
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months and years ended December 31, 2020 and 2019:

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net income attributable to Republic Services, Inc.	$235.5	$289.3	$967.2	$1,073.3
Net income attributable to noncontrolling interests	0.8	0.7	2.4	0.5
Provision (benefit) for income taxes	(35.0)	(5.0)	173.1	222.0
Other income, net	(0.4)	(4.9)	(4.1)	(6.4)
Interest income	(1.1)	(1.0)	(5.2)	(6.4)
Interest expense	78.1	95.1	355.6	392.0
Depreciation, amortization and depletion	267.5	257.4	1,075.9	1,040.5
Accretion	20.5	20.4	82.9	81.9
EBITDA	$565.9	$652.0	$2,647.8	$2,797.4
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.

Adjusted Earnings
Reported diluted earnings per share was $0.74 and $3.02 for the three months and year ended December 31, 2020, respectively, as compared to $0.90 and $3.33 for the same periods in 2019. During the three months and years ended December 31, 2020 and 2019, we recorded a number of charges and other expenses and gains that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share. For comparative purposes, certain prior year amounts have been reclassified to conform to current year presentation. The tables below set forth such measures on an adjusted basis to exclude such charges, other expenses and gains:

	Three Months Ended December 31, 2020				Three Months Ended December 31, 2019
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$565.9	$201.3	$235.5	$0.74	$652.0	$285.0	$289.3	$0.90
Loss from unconsolidated equity method investments	87.4	—	—	—	85.0	—	—	—
Loss on extinguishment of debt and other related costs	67.4	64.4	47.5	0.15	—	—	—	—
Restructuring charges (1)	4.2	4.2	3.1	0.01	1.2	1.2	0.9	—
Loss on business divestitures and impairments, net	44.9	44.9	35.4	0.11	8.8	8.8	5.1	0.02
Withdrawal costs - multiemployer pension funds	(1.4)	(1.4)	(1.1)	(0.01)	—	—	—	—
Fire-damage related costs	—	—	—	—	7.7	7.7	5.7	0.02
Bridgeton insurance recovery	—	—	—	—	(24.0)	(24.0)	(18.3)	(0.06)
Total adjustments	202.5	112.1	84.9	0.26	78.7	(6.3)	(6.6)	(0.02)
As adjusted	$768.4	$313.4	$320.4	$1.00	$730.7	$278.7	$282.7	$0.88
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the three months ended December 31, 2019.

	Year Ended December 31, 2020				Year Ended December 31, 2019
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$2,647.8	$1,142.7	$967.2	$3.02	$2,797.4	$1,295.8	$1,073.3	$3.33
Loss from unconsolidated equity method investments	118.2	—	—	—	112.2	—	—	—
Loss on extinguishment of debt and other related costs	101.9	99.1	73.0	0.23	—	—	—	—
Restructuring charges	20.0	20.0	14.8	0.05	14.2	14.2	10.4	0.04
Loss (gain) on business divestitures and impairments, net	77.7	77.7	65.5	0.21	(14.7)	(14.7)	(8.7)	(0.03)
Withdrawal costs - multiemployer pension funds	34.5	34.5	25.5	0.08	—	—	—	—
Incremental contract startup costs - large municipal contract(1)	—	—	—	—	0.7	0.7	0.5	—
Fire-damage related costs	—	—	—	—	7.7	7.7	5.7	0.02
Bridgeton insurance recovery	(10.8)	(10.8)	(8.2)	(0.03)	(24.0)	(24.0)	(18.3)	(0.06)
Total adjustments	341.5	220.5	170.6	0.54	96.1	(16.1)	(10.4)	(0.03)
As adjusted	$2,989.3	$1,363.2	$1,137.8	$3.56	$2,893.5	$1,279.7	$1,062.9	$3.30
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the year ended December 31, 2019.
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies. Further information on each of these adjustments is included below.
Loss on extinguishment of debt and other related costs. During 2020, we paid cash premiums related to the early extinguishment of certain senior notes and incurred corresponding non-cash charges related to debt issuance costs, discounts and hedging strategies.

Restructuring charges. In 2019, we incurred costs related to the redesign of certain back-office software systems, which continued into 2020. In addition, in July 2020, we eliminated certain back-office support positions in response to a decline in the underlying demand for services resulting from the COVID-19 pandemic.
Loss (gain) on business divestitures and impairments, net. During 2020, we recorded a net loss on business divestitures and impairments of $77.7 million, which was due to business divestitures and asset impairments in certain markets, including $42.6 million resulting from management’s decision to exit certain product offerings and geographic basins in our upstream environmental solutions business. During 2019, we recorded a net gain on business divestitures and impairments of $(14.7) million.
Withdrawal costs - multiemployer pension funds. During 2020, we recorded charges to earnings for withdrawal events at multiemployer pension funds to which we contribute. As we obtain updated information regarding multiemployer pension funds, the factors used in deriving our estimated withdrawal liabilities will be subject to change, which may adversely impact our reserves for withdrawal costs.
Incremental contract startup costs - large municipal contract. Although our business regularly incurs startup costs under municipal contracts, we specifically identify in the tables above the startup costs incurred in 2019 with respect to an individual municipal contract (and do not adjust for other startup costs under other contracts). We do this because of the magnitude of the costs involved with this particular municipal contract and the unusual nature for the time periods in which they were incurred.
Fire-damage related costs. In 2019, certain of our owned and operated facilities were impacted by separate fire-related events. Although our business may incur fire-related damage to our leased or owned property, plant and equipment from time to time, we specifically identify in the table above certain of these costs incurred in 2019 due to their magnitude.
Bridgeton insurance recovery. During 2020 and 2019, we recognized an insurance recovery related to our closed Bridgeton Landfill in Missouri as a reduction of remediation expenses in our cost of operations.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Cash provided by operating activities	$2,471.6	$2,352.1
Property and equipment received	(1,240.6)	(1,215.8)
Proceeds from sales of property and equipment	30.1	21.7
Cash paid related to withdrawal costs - multiemployer pension funds, net of tax	25.4	—
Restructuring payments, net of tax	11.5	7.8
Divestiture related tax (benefits) payments	(9.7)	7.8
Bridgeton insurance recovery, net of tax	(26.4)	—
Cash tax benefit for debt extinguishment and other related costs	(26.0)	—
Adjusted free cash flow	$1,235.9	$1,173.6
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,194.6	$1,207.1
Adjustments for property and equipment received during the prior period but paid for in the following period, net	46.0	8.7
Property and equipment received during the period	$1,240.6	$1,215.8
The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of December 31, 2020 and 2019, accounts receivable were $1,091.3 million and $1,125.9 million, net of allowance for doubtful accounts of $34.7 million and $34.0 million, respectively, resulting in days sales outstanding of 38.6, or 26.4 days net of deferred revenue, compared to 39.8, or 27.9 days net of deferred revenue, respectively.
CASH DIVIDENDS
In October 2020, we paid a cash dividend of $135.4 million to shareholders of record as of October 1, 2020. As of December 31, 2020, we recorded a quarterly dividend payable of $135.5 million to shareholders of record at the close of business on January 4, 2021, which was paid on January 15, 2021.
SHARE REPURCHASE PROGRAM
During the three months ended December 31, 2020, there were no shares repurchased. In October 2020, our Board of Directors approved a $2.0 billion share repurchase authorization effective starting January 1, 2021 and extending through December 31, 2023.
RECONCILIATION OF 2021 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2021 compared to the actual adjusted diluted earnings per share for the year ended December 31, 2020. Adjusted diluted earnings per share is not a measure determined in accordance with U.S. GAAP:

	(Anticipated) Year Ending December 31, 2021	(Actual) Year Ended December 31, 2020
Diluted earnings per share	$ 3.61 to 3.68	$3.02
Loss on extinguishment of debt and other related costs	—	0.23
Restructuring charges	0.04 to 0.05	0.05
Loss (gain) on business divestitures and impairments, net	—	0.21
Withdrawal costs - multiemployer pension funds	—	0.08
Bridgeton insurance recovery	—	(0.03)
Adjusted diluted earnings per share	$ 3.65 to 3.73	$3.56
We believe that presenting adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2021, and our actual adjusted free cash flow for the year ended December 31, 2020, which are not measures determined in accordance with U.S. GAAP, are calculated as follows:

	(Anticipated) Year Ending December 31, 2021	(Actual) Year Ended December 31, 2020
Cash provided by operating activities	$ 2,450 to 2,570	$2,471.6
Property and equipment received	(1,175 to 1,225)	(1,240.6)
Proceeds from sales of property and equipment	15	30.1
Cash paid related to withdrawal costs - multiemployer pension funds, net of tax	—	25.4
Restructuring payments, net of tax	10 to 15	11.5
Divestiture related tax (benefits) payments	—	(9.7)
Bridgeton insurance recovery, net of tax	—	(26.4)
Cash tax benefit for debt extinguishment and other related costs	—	(26.0)
Adjusted free cash flow	$ 1,300 to 1,375	$1,235.9
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the effects of the COVID-19 pandemic and actions taken in response thereto, acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 (when filed), particularly under Part I, Item 1A - Risk Factors. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.